TimkenSteel Announces Fourth-Quarter and Full-Year 2021 Results

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Net sales of $338.3 million in the fourth-quarter and $1.3 billion for the full-year reflect strength in customer demand
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Fourth-quarter net income of $57.1 million and $171.0 million for the full-year with adjusted EBITDA(1) of $62.1 million in the fourth-quarter and $245.9 million for the full-year
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Full-year 2021 operating cash flow of $196.9 million, including $90.7 million in the fourth-quarter

CANTON, Ohio: February 24, 2022 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today reported fourth-quarter 2021 net sales of $338.3 million and net income of $57.1 million, or $1.07 per diluted share. On an adjusted basis(1), fourth-quarter 2021 net income was $42.3 million, or $0.80 per diluted share, and adjusted EBITDA was $62.1 million.

Third-quarter 2021 net sales were $343.7 million with net income of $50.1 million, or $0.94 per diluted share. On an adjusted basis(1), third-quarter 2021 net income was $55.2 million, or $1.04 per diluted share, and adjusted EBITDA was $72.0 million.

Fourth-quarter 2020 net sales were $211.2 million with a net loss of $12.8 million, or a loss of $0.28 per diluted share. On an adjusted basis(1), fourth-quarter 2020 net income was $0.6 million, or $0.01 per diluted share, and adjusted EBITDA was $20.7 million.

“I’d like to thank the TimkenSteel employees for their resiliency and drive during a transformative year. The demand environment in 2021 remained robust throughout the year and coupled with our efforts to improve commercial effectiveness, enhance manufacturing efficiency, and streamline business processes, we achieved strong profitability and significant operating cash flow,” said Mike Williams, president and chief executive officer. “We are guided by a set of new strategic imperatives – centered around people, sustainable through-cycle profitability, process improvement, business development, and environmental, social and governance, which we believe will serve as a roadmap for 2022 and beyond.”

FOURTH-QUARTER 2021 FINANCIAL SUMMARY

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Net sales of $338.3 million decreased 2 percent compared with $343.7 million in the third-quarter of 2021, driven primarily by lower shipments partially offset by higher base sales prices and improved product mix. Compared with the prior-year fourth-quarter, net sales increased 60 percent driven by a significant increase in the average raw material surcharge per ton as a result of higher scrap and alloy prices, improved industrial and energy demand, and higher base sales prices.
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Ship tons of 198,300 decreased by 14,400 tons sequentially, or 7 percent. As expected, the sequential decrease in shipments was primarily driven by lower available melt capacity in the fourth-quarter as a result of the annual Faircrest plant maintenance shutdown. Customer demand remained strong during the fourth-quarter with shipments to industrial, mobile and energy customers proportionally similar to third-quarter levels. Compared with the prior-year fourth-quarter, total ship tons increased 21 percent with significant increases in both industrial and energy shipments.
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Manufacturing costs increased sequentially by $13.7 million primarily driven by decreased fixed cost leverage on lower production volume, as well as a labor agreement ratification employee cash bonus of $2.0 million. Melt utilization of 71 percent in the fourth-quarter was impacted by the planned annual Faircrest plant maintenance shutdown as well as unplanned downtime. Compared with the prior-year fourth-quarter, manufacturing costs were flat.
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SG&A expense was $16.8 million, a $3.1 million decrease from the third-quarter of 2021 as a result of lower salary, benefits and variable compensation expense. Compared with the prior-year fourth-quarter, SG&A expense decreased by $1.8 million largely due to lower salaries and benefits expense as a result of employee restructuring actions.

(1) Please see discussion of non-GAAP financial measures in this news release.

FULL-YEAR 2021 FINANCIAL SUMMARY

Net income for the full-year 2021 was $171.0 million, or $3.18 per diluted share, compared with a net loss of $61.9 million, or a loss of $1.38 per diluted share, for the full-year 2020. On an adjusted basis(1), full-year 2021 net income was $172.7 million, or $3.21 per diluted share, and adjusted EBITDA was $245.9 million. In comparison to the full-year 2020 on an adjusted basis(1), the net loss was $42.0 million, or a loss of $0.93 per diluted share, and adjusted EBITDA was $38.0 million.

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Net sales of $1.3 billion increased 54 percent compared with the prior year, driven largely by a significant increase in average raw material surcharge per ton as a result of higher scrap and alloy prices, as well as higher shipments across all end markets.
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Ship tons were 818,600, an increase of 28 percent from the prior year as a result of an improved customer demand environment. Industrial shipments increased to 50 percent of the total company in 2021 in comparison to 42 percent in 2020 and 39 percent in 2019. The company estimates that the semiconductor chip shortage drove an approximate 45,000 ton decrease in mobile end market shipments in 2021.
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Manufacturing costs improved by $74 million compared with 2020 primarily as a result of increased fixed cost leverage with melt utilization of 73 percent in 2021 compared with 37 percent in 2020. Additionally, manufacturing costs benefited in 2021 from ongoing cost reduction actions.
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SG&A expense was $77.2 million compared with $76.7 million in the prior year. Excluding certain items(1), SG&A expense declined slightly compared with 2020 driven by continued cost control and savings from restructuring actions, partially offset by higher variable compensation expense.

CASH AND LIQUIDITY

As of December 31, 2021, the company's cash balance was a record $259.6 million, benefitting from significant operating cash flow of $90.7 million in the fourth-quarter of 2021. For the full-year 2021, operating cash flow was $196.9 million driven by strong profitability. Total liquidity(2) was a record $510.7 million as of December 31, 2021. In January of 2022, the company repurchased $5 million of its convertible notes at a cash cost of $12.4 million.

2022 OUTLOOK

Commercial:

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Customer demand remains strong, as evidenced by a full order book in the first-half of 2022.
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Ship tons in the first-quarter of 2022 are expected to be down slightly from the fourth-quarter of 2021.
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Price agreement negotiations are nearly complete with customers and represent approximately 70 percent of the 2022 order book with a meaningful increase in base prices compared with 2021 average base prices.
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Surcharge revenue per ton is expected to decline in the first-quarter of 2022 as a result of a lower No. 1 busheling scrap index compared with the fourth-quarter of 2021.
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Periodic customer manufacturing outages due to supply chain disruption may continue to negatively impact mobile shipments.

Operations:

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Melt utilization is expected to be at or above 80 percent during the first-quarter.
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Inflationary pressure is anticipated on commodities and consumables.

Cash:

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Operating cash flow is expected to be near breakeven in the first-quarter of 2022 primarily driven by higher working capital and the cash payment of approximately $19 million of variable compensation earned in 2021.
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Capital expenditures are expected to be approximately $40 million in 2022.

(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, February 25, 2022 at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,850 people and had sales of $1.3 billion in 2021. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "could," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the company's ability to achieve its ESG goals, including its 2030 ESG goals; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this news release can or will be achieved.

Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (Unaudited)	2021	2020	2021	2020
Net sales	$338.3	$211.2	$1,282.9	$830.7
Cost of products sold	282.9	197.0	1,062.9	815.1
Gross Profit	55.4	14.2	220.0	15.6
Selling, general & administrative expenses (SG&A)	16.8	18.6	77.2	76.7
Restructuring charges	4.7	1.5	6.7	3.1
Loss on sale of consolidated subsidiary	—	—	1.1	—
Loss (gain) on sale or disposal of assets, net	0.8	0.6	1.3	(2.4)
Impairment charges	2.4	—	10.6	—
Loss on extinguishment of debt	—	0.9	—	0.9
Other (income) expense, net	(31.2)	1.8	(59.5)	(14.2)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	61.9	(9.2)	182.6	(48.5)
Interest expense	1.2	3.0	5.9	12.2
Income (Loss) Before Income Taxes	60.7	(12.2)	176.7	(60.7)
Provision (benefit) for income taxes	3.6	0.6	5.7	1.2
Net Income (Loss)	$57.1	$(12.8)	$171.0	$(61.9)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$1.24	$(0.28)	$3.73	$(1.38)
Diluted earnings (loss) per share (2)	$1.07	$(0.28)	$3.18	$(1.38)

Weighted average shares outstanding - basic	46.2	45.1	45.9	45.0
Weighted average shares outstanding - diluted	54.1	45.1	55.0	45.0

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three months and year ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares and 7.4 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.0 million shares and 1.7 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million and $4.1 million for the three months and year ended December 31, 2021, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$259.6	$102.8
Accounts receivable, net of allowances	100.5	63.3
Inventories, net	210.9	178.4
Deferred charges and prepaid expenses	3.9	4.0
Assets held for sale	4.3	0.3
Other current assets	3.1	8.8
Total Current Assets	582.3	357.6

Property, plant and equipment, net	510.2	569.8
Operating lease right-of-use assets	14.5	21.0
Pension assets	43.1	33.5
Intangible assets, net	6.7	9.3
Other non-current assets	2.1	2.8
Total Assets	$1,158.9	$994.0

LIABILITIES
Accounts payable	$141.9	$89.5
Salaries, wages and benefits	37.9	29.4
Accrued pension and postretirement costs	4.3	2.3
Current operating lease liabilities	5.7	7.5
Current convertible notes, net	44.9	38.9
Other current liabilities	16.1	13.4
Total Current Liabilities	250.8	181.0

Non-current convertible notes, net	—	39.3
Credit Agreement	—	—
Non-current operating lease liabilities	8.8	13.5
Accrued pension and postretirement costs	223.0	240.7
Deferred income taxes	2.2	1.0
Other non-current liabilities	9.5	11.0
Total Liabilities	494.3	486.5
SHAREHOLDERS' EQUITY
Additional paid-in capital	832.1	843.4
Retained deficit	(188.2)	(363.4)
Treasury shares	—	(12.9)
Accumulated other comprehensive income (loss)	20.7	40.4
Total Shareholders' Equity	664.6	507.5
Total Liabilities and Shareholders' Equity	$1,158.9	$994.0

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$57.1	$(12.8)	$171.0	$(61.9)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	15.0	17.8	63.1	70.0
Amortization of deferred financing fees and debt discount	0.3	1.3	1.0	5.3
Loss on extinguishment of debt	—	0.9	—	0.9
Loss on sale of consolidated subsidiary	—	—	1.1	—
Loss (gain) on sale or disposal of assets	0.8	0.6	1.3	(2.4)
Impairment charges	2.4	—	10.6	—
Deferred income taxes	1.3	0.4	1.2	—
Stock-based compensation expense	1.8	1.4	7.3	6.6
Pension and postretirement expense (benefit), net	(27.0)	9.6	(38.7)	8.6
Changes in operating assets and liabilities:
Accounts receivable, net	29.7	17.9	(37.2)	14.2
Inventories, net	3.5	(4.1)	(41.6)	103.5
Accounts payable	9.2	14.9	53.5	23.1
Other accrued expenses	(0.6)	4.8	9.7	9.4
Deferred charges and prepaid expenses	1.2	1.0	0.1	(0.7)
Pension and postretirement contributions and payments	(4.0)	0.1	(6.9)	(4.1)
Other, net	—	(1.3)	1.4	1.0
Net Cash Provided (Used) by Operating Activities	90.7	52.5	196.9	173.5
Investing Activities
Capital expenditures	(4.9)	(3.9)	(12.2)	(16.9)
Proceeds from sale of consolidated subsidiary	—	—	6.2	—
Proceeds from disposals of property, plant and equipment	1.0	0.9	1.2	10.9
Net Cash Provided (Used) by Investing Activities	(3.9)	(3.0)	(4.8)	(6.0)
Financing Activities
Proceeds from exercise of stock options	0.8	—	4.1	—
Shares surrendered for employee taxes on stock compensation	—	(0.3)	(0.5)	(0.6)
Repayments on convertible notes	—	—	(38.9)	—
Repayments on credit agreements	—	(20.0)	—	(90.0)
Debt issuance costs	—	(1.2)	—	(1.2)
Net Cash Provided (Used) by Financing Activities	0.8	(21.5)	(35.3)	(91.8)
Increase (Decrease) in Cash and Cash Equivalents	87.6	28.0	156.8	75.7
Cash and cash equivalents at beginning of period	172.0	74.8	102.8	27.1
Cash and Cash Equivalents at End of Period	$259.6	$102.8	$259.6	$102.8

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2021	2020	2021	2020
Net Cash Provided (Used) by Operating Activities	$90.7	$52.5	$196.9	$173.5
Less: Capital expenditures	(4.9)	(3.9)	(12.2)	(16.9)
Free Cash Flow	$85.8	$48.6	$184.7	$156.6

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2021, December 31, 2020, and September 30, 2021

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended December 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(1)
As reported	$57.1	$282.9	$16.8	$4.7	$0.8	$2.4	$(31.2)	$1.07
Adjustments:(3)
Restructuring charges	4.7	—	—	(4.7)	—	—	—	0.09
Gain from remeasurement of benefit plans	(22.3)	—	—	—	—	—	22.3	(0.41)
Business transformation costs(2)	0.6	—	(0.6)	—	—	—	—	0.01
Customer program early termination	1.4	1.0	—	—	—	(2.4)	—	0.03
Gain on sale of TMS assets	(0.1)	—	—	—	0.1	—	—	(0.01)
Loss on sale of non-core assets(6)	0.9	—	—	—	(0.9)	—	—	0.02
As adjusted	$42.3	$283.9	$16.2	$—	$—	$—	$(8.9)	$0.80

Three months ended December 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other (income) expense, net	Diluted earnings (loss) per share(4)
As reported	$(12.8)	$197.0	$18.6	$1.5	$0.6	$0.9	$1.8	$(0.28)
Adjustments:(3)
Loss on sale of TMS assets	1.0	—	—	—	(1.0)	—	—	0.02
Restructuring charges	1.6	—	(0.1)	(1.5)	—	—	—	0.03
Accelerated depreciation and amortization	1.3	(1.3)	—	—	—	—	—	0.03
Loss from remeasurement of benefit plans	11.2	—	—	—	—	—	(11.2)	0.25
Loss on extinguishment of debt	0.9	—	—	—	—	(0.9)	—	0.02
Employee retention credit	(2.3)	—	—	—	—	—	2.3	(0.05)
Business transformation costs(2)	0.2	—	(0.2)	—	—	—	—	0.00
Gain on sale of non-core property	(0.5)	—	—	—	0.5	—	—	(0.01)
As adjusted	$0.6	$195.7	$18.3	$—	$0.1	$—	$(7.1)	$0.01

Three months ended September 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Other (income) expense, net	Diluted earnings (loss) per share(5)
As reported	$50.1	$19.9	$0.4	$1.1	$(6.6)	$0.94
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	0.01
Gain from remeasurement of benefit plans	2.7	—	—	—	(2.7)	0.05
Business transformation costs(2)	0.9	(0.9)	—	—	—	0.02
Loss on sale of consolidated subsidiary	1.1	—	—	(1.1)	—	0.02
As adjusted	$55.2	$19.0	$—	$—	$(9.3)	$1.04

(1) For the three months ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.0 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended December 31, 2021 was 54.1 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. For the three months ended December 31, 2021 and September 30, 2021, these costs are primarily related to professional service fees associated with organizational changes. For the three months ended December 31, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) Common share equivalents for shares issuable for equity-based awards for the three months ended December 31, 2020, were included in the computation of adjusted diluted earnings (loss) per share and common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded, as they were anti-dilutive in the computation of adjusted diluted earnings (loss) per share. The total diluted weighted average shares outstanding for the three months ended December 31, 2020 was 45.6 million shares.

(5) For the three months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (1.8 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2021 was 53.9 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(6) Loss on sale of non-core assets consists of losses incurred related to older excess assets sold via an auction process.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the year ended December 31, 2021 and December 31, 2020

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Year ended December 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Loss (gain) on sale or disposal of assets, net	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(1)
As reported	$171.0	$1,062.9	$77.2	$6.7	$1.1	$1.3	$10.6	$(59.5)	$3.18
Adjustments:(3)
Restructuring charges	6.7	—	—	(6.7)	—	—	—	—	0.12
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	—	—	0.03
Gain from remeasurement of benefit plans	(20.1)	—	—	—	—	—	—	20.1	(0.37)
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	—	—	0.04
Business transformation costs(2)	2.0	—	(2.0)	—	—	—	—	—	0.04
TMS impairment charges	0.3	—	—	—	—	—	(0.3)	—	0.01
Sales and use tax refund	(2.5)	—	—	—	—	—	—	2.5	(0.05)
Executive severance and transition costs	0.5	—	(0.5)	—	—	—	—	—	0.01
Harrison melt impairment charges	7.9	—	—	—	—	—	(7.9)	—	0.14
Loss on sale of consolidated subsidiary	1.1	—	—	—	(1.1)	—	—	—	0.02
Customer program early termination	1.4	1.0	—	—	—	—	(2.4)	—	0.03
Gain on sale of TMS assets	(0.1)	—	—	—	—	0.1	—	—	(0.01)
Loss on sale of non-core assets(5)	0.9	—	—	—	—	(0.9)	—	—	0.02
As adjusted	$172.7	$1,060.3	$74.7	$—	$—	$0.5	$—	$(36.9)	$3.21

Year ended December 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$(61.9)	$815.1	$76.7	$3.1	$(2.4)	$0.9	$(14.2)	$(1.38)
Adjustments:(3)
Loss on sale of scrap processing facility	0.1	—	—	—	(0.1)	—	—	0.00
Gain on sale of TMS assets	(3.6)	—	—	—	3.6	—	—	(0.08)
Restructuring charges	3.2	—	(0.1)	(3.1)	—	—	—	0.07
Accelerated depreciation and amortization	3.4	(3.4)	—	—	—	—	—	0.08
Loss from remeasurement of benefit plans	14.7	—	—	—	—	—	(14.7)	0.33
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	—	(0.2)	—	0.3	(0.00)
Loss on extinguishment of debt	0.9	—	—	—	—	(0.9)	—	0.02
Employee retention credit	(2.3)	—	—	—	—	—	2.3	(0.05)
Business transformation costs(2)	1.0	—	(1.0)	—	—	—	—	0.02
TMS inventory write-down	3.1	(3.1)	—	—	—	—	—	0.07
Gain on sale of non-core property	(0.5)	—	—	—	0.5	—	—	(0.01)
As adjusted	$(42.0)	$808.6	$75.6	$—	$1.4	$—	$(26.3)	$(0.93)

(1) For the year ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (7.4 million shares) and common share equivalents for shares issuable for equity-based awards (1.7 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the year ended December 31, 2021 was 55.0 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $4.1 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. For the year ended December 31, 2021, these costs are primarily related to professional service fees associated with organizational changes. For the year ended December 31, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards for the year ended December 31, 2020, were excluded from the computation of as reported and as adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(5) Loss on sale of non-core assets consists of losses incurred related to older excess assets sold via an auction process.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2021	2020	2021	2020	2021
Net income (loss)	$57.1	$(12.8)	$171.0	$(61.9)	$50.1

Provision (benefit) for income taxes	3.6	0.6	5.7	1.2	0.5
Interest expense	1.2	3.0	5.9	12.2	1.2
Earnings Before Interest and Taxes (EBIT) (1)	$61.9	$(9.2)	$182.6	$(48.5)	$51.8
EBIT Margin (1)	18.3%	(4.4%)	14.2%	(5.8%)	15.1%

Depreciation and amortization	15.0	17.8	63.1	70.0	15.1
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$76.9	$8.6	$245.7	$21.5	$66.9
EBITDA Margin (2)	22.7%	4.1%	19.2%	2.6%	19.5%
Adjustments:
Loss on sale of scrap processing facility	—	—	—	(0.1)	—
Gain (loss) on sale of TMS assets	0.1	(1.0)	0.1	3.6	—
Restructuring charges	(4.7)	(1.6)	(6.7)	(3.2)	(0.4)
Accelerated depreciation and amortization (EBIT only)	—	(1.3)	(1.5)	(3.4)	—
Gain (loss) from remeasurement of benefit plans	22.3	(11.2)	20.1	(14.7)	(2.7)
Loss on extinguishment of debt	—	(0.9)	—	(0.9)	—
Write-down of supplies inventory	—	—	(2.1)	—	—
Employee retention credit	—	2.3	—	2.3	—
Faircrest plant asset disposal, net of recovery	—	—	—	0.1	—
Business transformation costs (5)	(0.6)	(0.2)	(2.0)	(1.0)	(0.9)
Sales and use tax refund	—	—	2.5	—	—
Executive severance and transition costs	—	—	(0.5)	—	—
TMS inventory write-down	—	—	—	(3.1)	—
Harrison melt impairment charges	—	—	(7.9)	—	—
TMS impairment charges	—	—	(0.3)	—	—
Loss on sale of consolidated subsidiary	—	—	(1.1)	—	(1.1)
Customer program early termination	(1.4)	—	(1.4)	—	—
Loss on sale of non-core assets(6)	(0.9)	—	(0.9)	—	—
Gain on sale of non-core property	—	0.5	—	0.5	—
Adjusted EBIT (3)	$47.1	$4.2	$184.3	$(28.6)	$56.9
Adjusted EBIT Margin (3)	13.9%	2.0%	14.4%	(3.4%)	16.6%
Adjusted EBITDA (4)	$62.1	$20.7	$245.9	$38.0	$72.0
Adjusted EBITDA Margin (4)	18.4%	9.8%	19.2%	4.6%	20.9%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. For the three months and year ended December 31, 2021 and three months ended September 30, 2021, these costs were primarily related to professional service fees associated with organizational changes. For the three months and year ended December 31, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

(6) Loss on sale of non-core assets consists of losses incurred related to older excess assets sold via an auction process.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base Sales by end-market sector are defined as net sales by end-market sector excluding raw material and natural gas surcharges. Base Sales by end-market sector are an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended December, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	84.5	101.6	12.2	—	198.3

Net Sales	$127.9	$180.9	$21.5	$8.0	$338.3
Less: Surcharges	46.2	61.5	8.0	—	115.7
Base Sales	$81.7	$119.4	$13.5	$8.0	$222.6

Net Sales / Ton	$1,514	$1,781	$1,762	$—	$1,706
Surcharges / Ton	$547	$606	$655	$—	$583
Base Sales / Ton	$967	$1,175	$1,107	$—	$1,123

	Three Months Ended December 31, 2020
	Mobile	Industrial	Energy	Other(1)	Total
Tons	96.3	63.3	4.1	0.3	164.0

Net Sales	$109.1	$89.7	$6.4	$6.0	$211.2
Less: Surcharges	19.0	14.7	0.9	0.1	34.7
Base Sales	$90.1	$75.0	$5.5	$5.9	$176.5

Net Sales / Ton	$1,133	$1,417	$1,561	N/M	$1,288
Surcharges / Ton	$197	$232	$220	$333	$212
Base Sales / Ton	$936	$1,185	$1,341	N/M	$1,076

(1) N/M is data that is not meaningful. The "Net Sales/Ton" and "Base Sales/Ton" data is not meaningful given the low ship tons in the Other category above.

(Dollars in millions, tons in thousands)
	Year Ended December 31, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	370.4	408.9	39.3	—	818.6

Net Sales	$527.9	$661.2	$62.9	$30.9	$1,282.9
Less: Surcharges	167.7	218.3	22.1	—	408.1
Base Sales	$360.2	$442.9	$40.8	$30.9	$874.8

Net Sales / Ton	$1,425	$1,617	$1,601	$—	$1,567
Surcharges /Ton	$453	$534	$563	$—	$498
Base Sales / Ton	$972	$1,083	$1,038	$—	$1,069

	Year Ended December 31, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	308.1	267.0	36.3	29.0	640.4

Net Sales	$346.0	$391.7	$53.2	$39.8	$830.7
Less: Surcharges	59.3	61.1	8.4	7.2	136.0
Base Sales	$286.7	$330.6	$44.8	$32.6	$694.7

Net Sales / Ton	$1,123	$1,467	$1,466	$1,372	$1,297
Surcharges / Ton	$192	$229	$232	$248	$212
Base Sales / Ton	$931	$1,238	$1,234	$1,124	$1,085

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$259.6	$102.8

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(143.5)	(183.2)
Availability	256.5	216.8
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.4)	(5.5)
Availability not borrowed	$251.1	$211.3

Total liquidity	$510.7	$314.1

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of December 31, 2021 and December 31, 2020, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2020 4Q vs. 2021 4Q	2021 3Q vs. 2021 4Q	Full Year 2020 vs. 2021
Beginning Adjusted EBITDA(1)	$21	$72	$38
Volume	6	(1)	36
Price/Mix	13	10	(11)
Raw Material Spread	20	(7)	91
Manufacturing	—	(14)	74
Inventory Reserve	(2)	(2)	9
SG&A	2	3	1
Other	2	1	8
Ending Adjusted EBITDA(1)	$62	$62	$246

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).